Exhibit 10.16

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 15, 2011, is made and entered into by and among:

(1)          China Auto Rental Inc., a company duly incorporated and validly existing under the laws of the Cayman Islands (the “Cayman Company”);

(2)          LC Industrial Investment Limited, a company incorporated under the laws of Hong Kong (the “HK Company”);

(3)          each of the Persons listed in Schedule 1 as the shareholders of Cayman Company (the “Shareholders of the Cayman Company”);

(4)          LC Fund III, L.P. a Cayman Islands company with its registered address at Walker House, PO Box 908GT, George Town, Grand Cayman, as the Shareholder of the HK Company (the “Shareholder of the HK Company”).

The Cayman Company, the HK Company, the Shareholders of the Cayman Company and the Shareholder of the HK Company collectively, the “Parties”, each a “Party”.

RECITAL

WHEREAS, as of the date hereof, the Shareholders of the Cayman Company collectively own 10,000 shares of the Cayman Company, with par value of US$1.00 per share (the “Shares”), in aggregate, representing 100% of the outstanding shares of capital stock of the Cayman Company.

WHEREAS, the Cayman Company intends to issue an aggregate of 2,538 Shares of the Cayman Company to the Shareholder of the HK Company (the “Cayman Company Shares”).

WHEREAS, as of the date hereof, the Shareholder of the HK Company owns 20,000 shares of the HK Company, with par value of US$0.01 per share (the “HK Company Shares”), in aggregate, representing 100% of the issued shares capital stock of the HK Company.

WHEREAS, the Shareholder of the HK Company intends to transfer all the HK Company Shares held by it to the Cayman Company in exchange for the Cayman Company Shares and for the consideration set forth hereof according to the terms and conditions described in this Agreement (“Share Swap”).

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Parties hereto agree as follows:

1.                                       Exchange of Securities.

1.1     Exchange of Shares. Subject to the terms and conditions hereof, the Shareholder of the HK Company shall transfer all the HK Company Shares to the Cayman Company, and as a consideration of which, the Cayman Company shall issue the Cayman Company Shares to the Shareholder of the HK Company.

1.2     Closing. The transfer of HK Company Shares and the issuance of Cayman Company Shares shall take place via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Parties agree upon, which date shall be no later than 5 Business Days after the execution of this Agreement (which time and place are designated as the “Closing”). At the Closing:

(a)   The Cayman Company will deliver to the Shareholder of the HK Company, free and clear of any Liens, one certificate representing the Cayman Company Shares that the Shareholder of the HK Company is entitled to receive, duly executed and registered in the name of the Shareholder of the HK Company (or such other nominee of the Shareholder of the HK Company as it direct), and will deliver to the Shareholder of the HK Company an updated Cayman Company’s register of members reflecting the issuance of the Cayman Company Shares to the Shareholder of the HK Company (or such other nominee of the Shareholder of the HK Company as it direct);

(b)   The Shareholder of the HK Company will deliver to Cayman Company, free and clear of any Liens, one or more certificates representing the HK Company Shares that the Shareholder of the HK Company is required to deliver to Cayman Company, and will deliver to Cayman Company an updated HK Company’s shareholder register (or similar document) reflecting the transfer of HK Company Shares to the Cayman Company.

(c)   The Cayman Company shall take all necessary steps and bear all the stamp duty and costs incurred in connection with the stamping of the HK Company Shares as required under Hong Kong law.

2.                                       Representations and Warranties of the Parties.

Each of the Parties represents and warrants to others as follows:

2.1     Authorization. It has full power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Swap. Its execution, delivery and performance of this Agreement and the consummation of the Share Swap, have been duly authorized by all requisite action of such Party. It has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of it and is enforceable against it in accordance with the terms hereof.

2.2     Consents. No Governmental Approvals or other Consents is required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the Share Swap.

2.3     Free of Liens. The Cayman Company Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens. The HK Company Shares, when sold and delivered in accordance with the terms of this Agreement, are fully paid and non-assessable, free and clear of any Liens.

3.                                       Definitions.

3.1     Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 3 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.

3.2     Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Agreement:  as defined in the Preamble of this Agreement.

Cayman Company:  as defined in the Preamble of this Agreement.

Cayman Company Shares:  as defined in the Recital of this Agreement..

Closing: as defined in Section 1.2.

Consent:  any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract:  all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral.

Governmental Approval:  any Consent of, with or to any Governmental Authority.

Governmental Authority:  any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self- regulatory organization.

HK Company Shares:  as defined in the Recital of this Agreement.

HK Company:  as defined in the Preamble of this Agreement.

Law:  all applicable provisions of all (a) constitutions, treaties, statutes, laws, codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Lien:  any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

Shares:  as defined in the Recital of this Agreement.

Person:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Shareholders of the Cayman Company:  as defined in the Preamble of this Agreement.

Shareholder of the HK Company:  as defined in the Preamble of this Agreement.

Share Swap:  as defined in the Recital of this Agreement.

4.                                       Miscellaneous.

4.1     Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile; or, in each case, at the address as may be specified in writing to the other Parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by next-day or overnight mail or delivery, on the day delivered or (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.

4.2     Governing Law and Jurisdiction.

(a)   THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF HONG KONG.

(b)   The Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

4.3     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

4.4     Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable. For the avoidance of doubt, the Parties agree that the Shareholder of HK Company may at its discretion (i) nominate a wholly-owned subsidiary to accept the allotment of the Cayman Company Shares or (ii) transfer the Cayman Company Shares to its affiliate.

4.5     No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties hereto and their respective heirs, successors and permitted assigns.

4.6     Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

4.7     Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

4.8     Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

4.9     Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

4.10   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

Right Lane Limited

By:	/s/ Linan Zhu
Name: Linan Zhu
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

Qun Cheng Limited

By:	/s/ Hak Kan Pau
Name: Hak Kan Pau
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

LC Industrial Investment Limited

By:	/s/ Erhai Liu
Name: Erhai Liu
Title: Director

LC Fund III, L.P.

By:	/s/ Erhai Liu
Name: Erhai Liu
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

Haode Group Inc.

By:	/s/ Lichun Guo
Name: Lichun Guo
Title: Director

Sky Sleek Limited

By:	/s/ Lichun Guo
Name: Lichun Guo
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

Grand Joy Worldwide Limited

By:	/s/ Kum Boon Tiong
Name: Kum Boon Tiong
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

Amplewood Resources Limited

By:	/s/ Marc Chan
Name: Marc Chan
Title: Director

IN WITNESS WHEREOF, the Parties have duly executed this Share Exchange Agreement as of the date first above written.

CHINA AUTO RENTAL INC.

By:	/s/ Lichun Guo
Name: Lichun Guo
Title: Director

Schedule 1

Shareholders of the Cayman Company

	Number of Shares in the
	Company Immediately
Shareholder Name	Prior to the Closing	%
Right Lane Limited	5673	56.73%
Haode Group Inc.	3028	30.28%
Sky Sleek Limited	623	6.23%
Qun Cheng Limited	271	2.71%
Grand Joy Worldwide Limited	157	1.57%
Amplewood Resources Limited	248	2.48%
Total	10,000	100%